LIMITED LIABILITY COMPANY AGREEMENT
OF
BIR/BVF-II NoMa JV, L.L.C.

By THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) made and entered into as of the 2nd day of March, 2011, by and among the persons listed on the attached Schedule A hereto as Members, of BIR/BVF-II NoMa JV, L.L.C., a Delaware limited liability company (the “Company”), the Members of the Company agree that:

R E C I T A L S

WHEREAS, the Company was formed by an authorized person as a limited liability company under the laws of the State of Delaware pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware (the “Secretary”) on February 28, 2011 (the “Certificate of Formation”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used in this Agreement have the meanings specified below:

“Accountants” means such firm of certified public accountants as may be engaged by the Managing Member from time to time.

“Act” means the Delaware Limited Liability Company Act as amended and in effect from time to time, and shall include any corresponding provisions of succeeding law.

“Affiliate” means, with respect to a specified Person, a Person that:  (i) is a partner, member, director, or officer of such specified Person or of any Person specified in clause (iii) hereof, (ii) is a member of the Immediate Family of such specified Person, or (iii) directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, the term, “control” (and any derivative thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement as it may be amended and in effect from time to time.

“Capital Account” means, in relation to any Member at the relevant time, the sum of (i) such Member’s Capital Contribution theretofore made by such Member, (ii) such Member’s share of profits and income, and (iii) the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, minus the sum of (i) the amount of any losses theretofore charged to such Member, (ii) any distributions theretofore made to such Member, and (iii) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.  Any reference in this Agreement to the Capital Account of a then Member shall include the Capital Account in relation to any prior Member in respect of the Company interest of such then Member.

“Capital Contribution” means, in relation to any Member, the total amount of cash and agreed-upon value of property contributed or agreed to be contributed to the Company by such Member.  Any reference in this Agreement to the Capital Contribution of a then Member shall include any Capital Contribution previously made by any prior Member in respect of the Company interest of such then Member.

“Capital Transaction” means (a) any sale, exchange or other disposition of all or substantially all of the assets of the Fee Owner or of the Company, (b) any refinancing of the Fee Owner debt or Company debt secured by all or substantially all of the assets of the Fee Owner or the Company, as applicable or (c) any other extraordinary event, including the sale of all or substantially all of the Company’s interest in any other Entity.

“Certificate” means the Certificate of Formation of the Company, as amended and in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent laws.

“Company” means the limited liability company governed by the terms of this Agreement as such limited liability company may from time to time be constituted and amended.

“Entity” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

“Fee Owner” means NoMa West Residential I LLC, a Delaware limited liability company.

“Immediate Family” means, in relation to any natural Person, the spouse, natural or adopted lineal descendants or heirs, or the spouses of such lineal descendants or heirs and any trust for the benefit of any of the foregoing.

“Managing Member” means Berkshire Multifamily Value Fund-II OP, L.P., a Delaware limited partnership.

“Members” means those Persons listed on Schedule A from time to time and their successors and assigns, in such Persons’ capacities as Members of the Company, and “Member” means any one of the Members.

“Member Nonrecourse Debt” means a Nonrecourse Debt in which the obligee is a Member.

“Minimum Gain” means the amount of taxable gain (whether taxable as ordinary income or capital gains) which would be recognized by the Company if the Nonrecourse Debt of the Company were foreclosed upon and the Company’s property securing such debt were transferred to the creditor(s) holding such debt obligations in satisfaction thereof.

“Net Capital Transaction Proceeds” as defined in Section 8.3.

“Net Operating Cash Flow” as defined in Section 8.2(a) hereof.

“Nonrecourse Debt” means debt of the Company as to which no Member bears the economic risk of loss within the meaning of Section 752 of the Code, as amended.

“Outstanding Capital Contribution” means, as to any Member at any time and from time to time, the amount of that Member’s Capital Contribution to the Company reduced (but not below zero) by all distributions previously made to that Member pursuant to Section 8.2(b) Second and Section 8.3(b) Second.

“Percentage Interest” means the percentage ownership interest of a Member in the Company set forth on Schedule A hereto at any particular time, but excluding any claims that such Member may have against the Company as a creditor.

“Person” means any individual or Entity, and, where the context so admits, the legal representatives, successors in interest (including heirs) and assigns of such Person.

“Prime Rate” means the rate of interest appearing from time to time in the Wall Street Journal under the caption “prime rate”.

“Recourse Debt” means all Company indebtedness as to which one or more of the Members bears the economic risk of loss within the meaning of Section 752 of the Code.

“Schedule A” means Schedule A attached hereto, as amended and in effect from time to time.

“State” means the State of Delaware.

“Substituted Member” means any Person who is admitted to the Company as a Member under the provisions of Article VI.

“Transfer” as defined in Section 6.1(a).

“Unpermitted Deficit” as defined in Section 8.1(e).

ARTICLE II

CONTINUATION, NAME AND PURPOSE

Section 2.1 Organization.  Pursuant to the Act, the Company was formed as a Delaware limited liability company effective upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State (the “Secretary”) on February 28, 2011.  The parties shall immediately, and from time to time hereafter, as may be required by law, execute all amendments of the Certificate of Formation, and do all filing, recording and other acts as may be appropriate to comply with the operation of the Company under the Act.

Section 2.2 Intent.  It is the intent of the Members that the Company shall always be operated in the manner consistent with its treatment as a “Partnership” for federal and state income tax purposes.  It also is the intent of the Members that the Company not be operated or treated as a “Partnership” for purposes of Section 303 of the federal Bankruptcy Code.  No Member shall take any action inconsistent with the express intent of the parties hereto.

Section 2.3 Name.  The name of the Company shall be BIR/BVF-II NoMa JV, L.L.C.

Section 2.4 Principal Place of Business.  The principal place of business of the Company shall be located at c/o The Berkshire Group, One Beacon Street, Boston, MA  02108, or at such other address as shall be determined from time to time by the Managing Member.

Section 2.5 Resident Agent.  The name and address of the resident agent for service of process of the Company required to be maintained by the Act shall be: Corporation Service Company, 2711 Centerville Road Suite 400, City of Wilmington, DE 19808.

Section 2.6 Purpose.  This Company has been formed to engage in any lawful acts, business, trade or activity for which limited liability companies may be organized pursuant to the Act, including but not limited to ownership of a membership interest in the Fee Owner, and of real and personal property, and interests in other entities which may own real and personal property.

Section 2.7 Term.  This Company commenced upon the filing of its Certificate of Formation and shall continue until such time as it shall be terminated under the provisions of Article IX hereof.

Section 2.8 Management.  The business and affairs of the Company shall be managed by the Managing Member.

Section 2.9 Members.  The name and address of each of the Members of this Company are as set forth on Schedule A hereto, as amended from time to time.

Section 2.10 Authorized Acts.  In furtherance of its purposes, but subject to all other provisions of this Agreement including, but not limited to, Article IV, the Company is hereby authorized, directly or indirectly through other entities:

(a) To acquire, construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease, either directly, or as a partner or member of another Entity, any real or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company.

(b) To borrow funds and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and to secure said indebtedness by mortgage, security interest, pledge or other lien on any property or assets of the Company.

(c) To decrease, increase or refinance any loan or any other indebtedness of the Company and sell, lease, exchange or otherwise transfer or convey all or substantially all of the assets of the Company.

(d) To employ or otherwise retain such Persons (including without limitation such managers, engineers, accountants, lawyers, and other experts) as may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company.

(e) To enter into, perform and carry out contracts of any kind, necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company.

(f) To enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as such activities and contracts may be lawfully carried on or performed by a Company, to the extent applicable, under the laws of the State.

ARTICLE III

MEMBERS; CAPITAL

Section 3.1 Members.  The initial Capital Contributions of the Members are set forth on Schedule A hereto.  The Members shall make additional Capital Contributions as and when requested by written notice from the Managing Member, in proportion to their respective Percentage Interests.  The books and records of the Company shall be amended to reflect such additional Capital Contributions.

Section 3.2 Company Capital.  The capital of the Company shall be the aggregate amount of the cash and other property contributed and agreed to be contributed by the Members as Capital Contributions.  Except as provided in Articles V and VI, no additional Members may be admitted to the Company without the written consent of the Managing Member.

Section 3.3 Liability of Members.  No Member shall be liable for any debts, liabilities, contracts or obligations of the Company or be required to lend funds to the Company.  Except as otherwise provided by the law, a Member’s liability shall be limited to the amount of such Member’s Capital Contribution.

ARTICLE IV

POWERS, DUTIES, COMPENSATION, EXCULPATION AND

INDEMNIFICATION OF, AND RESTRICTIONS ON, THE MANAGING MEMBER

Section 4.1 Business Management.

(a) The business and affairs of the Company shall be managed exclusively by the Managing Member. The Managing Member shall, acting in its sole discretion, direct, manage, and control the business of the Company to the best of its ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which it shall deem to be reasonably required to accomplish the business and objectives of the Company.

(b) No Member (except one who may also be the Managing Member) shall participate in or have any control over the Company business, except as required by law or as provided by this Agreement.

Section 4.2 Certain Powers of the Managing Member.

(a) General.  Without limitation of any other rights and powers granted to it, the Managing Member shall have the right on behalf of the Company, upon such terms and conditions as it shall deem proper, to:

(i) borrow money on the general credit of the Company for use in the Company business and to secure such borrowings with any assets of the Company;

(ii) purchase any and all real and personal property necessary or appropriate, as determined by the Managing Member in its discretion, in connection with carrying out the purposes of the Company, and finance and refinance such purchase, in whole or in part, by giving the seller or any other person a security interest in the property so purchased;

(iii) make reasonable and necessary capital expenditures and improvements with respect to the real and personal property and other assets of the Company and take all action reasonably necessary in connection with the maintenance, operation and management thereof;

(iv) employ or otherwise retain such Persons (including without limitation such managers, engineers, accountants, lawyers, and other experts) as may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(v) enter into any contract or agreement between the Company and the Managing Member or any Affiliate;

(vi) to purchase liability and other insurance to protect the Company’s property and business;

(vii) to hold and own any Company real or personal properties in the name of the Company;

(viii) to invest any company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(ix) to execute on behalf of the Company all instruments and documents, including, without limitation, drafts; notes and other negotiable instruments; mortgages or deeds of trusts; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; Company agreements; and any other instruments or documents necessary, in the opinion of the Managing Member, to the business of the Company;

(x) to act as the tax matters partner of the Company; and

(xi) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(b) Officers.  The Managing Member may appoint, remove, and replace as the case may be, in its sole discretion, one or more individuals to act as officers of the Company (the “Officers”), and authorize such Officers to act in such capacity on behalf of the Managing Member and the Company.  The Officers shall have such power and authority as are customarily delegated to persons holding equivalent titles in a Delaware corporation except as such duties shall be limited or expanded by action of the Managing Member.  The individuals listed on the attached Schedule B have been appointed Officers of the Company by the Managing Member.

(c) Authority to Bind.  Unless authorized to do so by this Agreement, no Member of the Company (acting in the capacity of a Member) shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.  Only the Managing Member and the President shall have the power and authority to bind the Company.

(d) Authorized Signatories.  The Managing Member, President and any Vice President shall be authorized to execute and deliver all checks, agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company in the name and on behalf of the Company and the Secretary shall have the authority to attest to all such actions.

(e) Reliance.  Every agreement, instrument, certificate or other document executed by the Managing Member or Officer on behalf of the Company shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that, at the time of delivery thereof:  (i) the Company was in existence; (ii) this Agreement had not been terminated or cancelled or amended in any manner so as to restrict such authority; and (iii) the execution and delivery of such agreement, instrument, certificate or other document were duly authorized under this Agreement.  Any Person dealing with the Company may rely conclusively on the power and authority of the Managing Member or Officer as set forth in this Agreement.

Section 4.3 Devotion of Time; Compensation.  The Managing Member shall devote to the affairs of the Company such time as it may deem necessary for the proper performance of its duties.  The Managing Member shall be entitled to charge the Company and to be reimbursed by the Company for all third party out-of-pocket costs or expenses reasonably incurred by the Managing Member in connection with Company business.

Section 4.4 Liability; Indemnification.  The Managing Member and its Affiliates shall have no liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of the Managing Member or its Affiliates if the Managing Member or its Affiliates, in good faith, determined that such course of conduct was in the best interest of the Company and such course of conduct did not constitute gross negligence or willful misconduct of the Managing Member or its Affiliates.  The Company shall indemnify the Managing Member and its Affiliates (out of Company assets only) to the fullest extent permitted by Delaware law from any losses, expenses, judgments, liabilities and amounts paid in settlement of any claims sustained by them in connection with the Company, provided that the same were not the result of gross negligence or willful misconduct on the part of the Managing Member or its Affiliates.

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBERS;

MEETINGS OF MEMBERS

Section 5.1 Limitation of Liability.  Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in the Act and other applicable law.

Section 5.2 No Actions Requiring Consent of the Members.  The Members shall have no right to vote on or consent to any actions to be taken by the Company.

ARTICLE VI

TRANSFERABILITY OF INTERESTS

Section 6.1 Restriction on Transfer.

(a) Without the prior written approval of the Managing Member, which in each case may be granted or withheld in the Managing Member’s absolute discretion, no Member shall have the right to dispose of, sell, alienate, assign, pledge, hypothecate, or otherwise transfer (“Transfer”) all or any part of its interest in the Company to any Person or Persons unless such Person is a member of the transferring Member’s Immediate Family, or the estate of any of such persons.

(b) The Managing Member in its sole discretion shall have the power to admit, as Substituted Members, Persons who acquire the interest, or any part thereof, of a Member and to admit such parties as additional Members.  Except as otherwise provided in this Article VI, the failure or refusal of the Managing Member to admit an assignee as a Substituted Member shall not affect the right of such assignee to receive the share of distributions of the Company to which his predecessor in interest would have been entitled.  An assignee of a Member’s interest who does not become a Substituted Member as provided herein and who desires to make a further assignment of his interest shall be subject to all of the provisions of this Article VI to the same extent as any Member desiring to make an assignment.

(c) In addition to the foregoing requirements, the admission of an assignee as a Substituted Member shall be conditioned upon the assignee’s written acceptance of the terms and provisions of this Agreement and his written assumption of the obligations hereunder of his assignor.

(d) All costs incurred by the Company in connection with the admission to the Company of a Substituted Member pursuant to this Section 6.1 shall be borne by the transferor Member, including, without limitation, filing fees and reasonable attorneys’ fees.

Section 6.2 Obligations and Rights of Transferees.

(a) Whether or not a Person who acquired any membership interest in the Company has accepted in writing the terms and provisions of this Agreement and assumed in writing the obligations hereunder of his predecessor in interest, such Person shall be deemed, by the acquisition of such interest, to have agreed to be subject to and bound by all the obligations of this Agreement with the same effect as any predecessor in interest of such Person.

(b) A Person acquiring a membership interest in the Company shall have only such rights, and shall be subject to all the obligations, as provided in this Agreement.  Without limiting the foregoing, such person shall not have the right to have the value of his interest ascertained or receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Company, except as set forth in this Agreement.

Section 6.3 Additional Restrictions.  Anything contained in the foregoing provisions of this Article VI expressed or implied to the contrary notwithstanding:

(a) In no event shall all or any part of a Member’s interest in the Company be assigned or transferred to a minor or incompetent.

(b) In no event shall all or any part of a Member’s interest in the Company be transferred if such transfer would cause the Company to terminate under Section 708 of the Internal Revenue Code of 1986 or any successor provision.

(c) The Managing Member may, in addition to any other requirement which the Managing Member may impose, require as a condition of any sale, transfer, assignment, exchange or other disposition of any interest in the Company that the transferor furnish to the Company an opinion of counsel satisfactory (both as to such opinion and as to such counsel) to counsel to the Company that such sale, transfer, assignment, exchange or other disposition complies with applicable securities laws.

(d) Any sale, exchange, transfer or other disposition in contravention of any of the provisions of this Article VI shall be void and ineffectual and shall not bind or be recognized by the Company.

ARTICLE VII

BORROWINGS AND LOANS

If any Member shall lend any monies to the Company, such loan shall be unsecured and the amount of any such loan by a Member shall not constitute an increase in the amount of such Member’s Capital Contribution nor affect in any way such Member’s share of the profits, losses and distributions of the Company.  Any loans by a Member or an Affiliate to the Company shall be obligations of the Company of equal rank with obligations to unsecured third-party creditors, and shall, except to the extent otherwise provided in the applicable loan documentation, be repayable from any available funds of the Company, including but not limited to Net Operating Cash Flow or the proceeds of a Capital Transaction, and any interest provided to be payable thereon shall be at a an annual rate of nine percent (9%).

ARTICLE VIII

PROFITS, LOSSES, AND CREDITS; DISTRIBUTIONS

Section 8.1 Profits, Losses and Credits.

(a) Profits.  All profits and credits of the Company and all items of Company profit, income, gain, or credit shall, subject to Section 8.1(c), be allocated as follows:

First, to the Members with negative Capital Account balances, an amount equal to (or in proportion to if less than) their negative balances;

Second, among the Members in proportion to their respective Percentage Interests.

(b) Losses.  Subject to Sections 8.1(c) and, 8.1(d) all losses of the Company, and all items of Company loss and deduction, shall be allocated to the Members in proportion to the respective then positive balances in their Capital Accounts (adjusted as though the Company’s fiscal year ended immediately prior to the event giving rise to such Losses) and thereafter to the Members in accordance with their respective Percentage Interests.

(c) Allocation of Noncash Items.  If, on liquidation and dissolution, some or all of the assets of the Company are distributed in kind, Company profits shall be increased by the profits that would have been realized had such assets been sold for their fair market value on the date of distribution.  Such increase shall be allocated to the Members in accordance with Section 8.1(a) hereof and shall increase their Capital Account balances accordingly prior to calculating any distributions under Section 8.3 hereof.  For purposes of this deemed profit allocation, the fair market value of such assets shall be determined by an appraiser selected by the Managing Member or, if none, the liquidator, in its absolute discretion, whose determination shall be binding on all concerned.

(d) Unpermitted Deficits.  Notwithstanding anything otherwise provided in Section 8.1 hereof, no Member will be allocated any losses not attributable to Nonrecourse Debt to the extent such allocation (without regard to any allocations based on Nonrecourse Debt) results in such Member’s Capital Account being reduced below the lesser of zero or a deficit in excess of the sum of such Member’s share of the Recourse Debt and Member Nonrecourse Debt of the Company with respect to which such Member is liable (an “Unpermitted Deficit”).  In the event any Member’s Capital Account is adjusted (by way of distribution, allocation or otherwise) to create an Unpermitted Deficit, such Member shall, as soon as possible thereafter, be allocated items of Company gross income to eliminate the Unpermitted Deficit.  In addition to the foregoing, if at the end of any fiscal year of the Company, after taking into account all distributions made and to be made in respect of such year (excluding distributions of Net Capital Transaction Proceeds) but prior to any allocation of profits and losses for such year except that provided in the two immediately preceding sentences, any of the Members shall have a negative Capital Account by reason (and to the extent) of allocations of items of loss or deduction attributable in whole or part to Nonrecourse Debt such Member shall be allocated (or if more than one Member has a negative Capital Account all such Members shall be allocated ratably among them in accordance with the respective proportions of such negative balances as are attributable to such deductions or losses) that portion of any items of gross income for such year as may be equal to the amount by which the negative balance of such Member’s negative Capital Account exceeds the sum of:  (i) such Member’s allocable share of the aggregate Minimum Gain with respect to all of the assets securing such Nonrecourse Debt plus (ii) such Member’s allocable share of aggregate debt which is Recourse Debt or Member Nonrecourse Debt, such allocable share to be determined in accordance with the provisions of Section 752 of the Code, plus (iii) such Member’s obligation to restore deficits on the dissolution of the Company.

(e) Section 704(c) Allocations.  The Members agree that to the full extent possible with respect to the allocation of depreciation and gain for tax accounting purposes, Section 704(c) of the Code shall apply with respect to non-cash property contributed to the Company by any Member.  The Members further agree that to the full extent possible, in the event the value of any Company asset is adjusted to reflect a revaluation thereof on the books of the Company, subsequent allocations of depreciation and gain with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its value as reflected on the books of the Company in the same manner as under Section 704(c) of the Code.  For purposes hereof, any allocation of income, loss, gain, or any item thereof to a Member pursuant to Section 704(c) of the Code or the immediately preceding sentence shall only affect his tax basis in his Company interest and shall not affect his Capital Account.

(f) Member Nonrecourse Debt Deductions.  Notwithstanding anything otherwise provided in this Section 8.1, any deductions attributable to Member Nonrecourse Debt for any fiscal year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the Member Nonrecourse Debt to which the deductions are attributable in accordance with Section 1.704-1(b)(4)(iv)(g) of the Regulations.

Section 8.2 Net Operating Cash Flow of the Company.

(a) “Net Operating Cash Flow.” The term “Net Operating Cash Flow” of the Company for a particular fiscal year includes all profits or losses from the operation of the Company for such fiscal year excluding profits or losses for such fiscal year arising from a Capital Transaction, and shall be determined by adjusting such profits or losses (to the extent not otherwise adjusted) as follows:

(1)           Depreciation of buildings, improvements and personal property shall not be a deduction;

(2)           Amortization of any item for which there is not an associated cash payment shall not be a deduction;

(3)           Principal and interest payments on a mortgage or other loan shall be deductions;

(4)           Principal payments on all conditional sales contracts and other secured obligations shall be deductions;

(5)           If the Managing Member shall so determine, reasonable reserves shall be deducted to provide for replacements, improvements, capital improvements or any other contingency of the Company;

(6)           Any amounts paid by the Company for capital expenditures or replacements (and not withdrawn from a reserve fund established for such purpose) shall be deductions;

(7)           Capital Contributions to the Company and the proceeds of any Capital Transaction shall not be included in Net Operating Cash Flow of the Company and payments made from such sources of funds shall be excluded in determining Net Operating Cash Flow of the Company; and

(8)           Any other cash receipts from the operation of the Company not properly includable in profits or losses, and any amounts released from operating reserve accounts described in this section 8.2(a) and available for distribution, shall be included in Net Operating Cash Flow of the Company.

(b) Net Operating Cash Flow Distributions.  The Company’s Net Operating Cash Flow for such year (or such quarter) will be determined by the Accountants and distributed to the Members upon such a determination by the Managing Member.  Each distribution of Net Operating Cash Flow of the Company shall be made in the manner and amounts as follows:

First, to the Members, an amount equal to their Outstanding Capital Contributions; and

Second, any remaining Net Operating Cash Flow shall be distributed to the Members in proportion to their respective Percentage Interests.

Section 8.3 Proceeds of Capital Transactions.

(a) Net Capital Transaction Proceeds.  All cash which is available for distribution as a result of a Capital Transaction and any cash, other than Net Operating Cash Flow distributable pursuant to Section 8.2(b), shall first be applied to the payment of all debts, fees, costs and liabilities of the Company then due (or required by any lender or creditor to be repaid on account of the event referred to in this Section 8.3(a) which makes such cash available), and second, to the extent deemed reasonable by the Managing Member, to fund reserves for liabilities, working capital, capital acquisitions, or other business plans or contingencies of the Company; provided, that at the expiration of such period of time as the Managing Member shall reasonably deem advisable, the balance of such reserves remaining after payment (or other satisfaction) of such contingencies shall be distributed in the manner hereinafter set forth in this Section 8.3(a).  The remaining cash available for distribution (the “Net Capital Transaction Proceeds”), if any, shall then be distributed to the Members at such times as the Managing Member shall, in its reasonable discretion, determine in accordance with the priorities set forth in Section 8.3(b).

(b) In the event of a Capital Transaction, Net Capital Transaction Proceeds shall be distributed as follows:

First, to the Members in an amount equal to their Outstanding Capital Contributions; and

Second, any remaining Net Capital Transaction Proceeds shall be distributed to the Members in proportion to their respective Percentage Interests.

Section 8.4 General Rules for Allocations and Distributions.                                                                                       All profits and losses allocated to, and distributions of cash made to, the Members shall be credited or charged, as the case may be, to their Capital Accounts as of the date as of which such profits or losses are allocated and the date as of which distributions of cash are made.  All distributions made to the Members pursuant to Section 8.4 shall be treated as having been made and charged to their respective Capital Accounts after the allocation, if any, of profits or losses pursuant to Section 8.1 and after any distributions made to the Members under Section 8.2.

Section 8.5 Allocations and Distributions Within Classes of Members.  Except as otherwise specifically required herein, all profits or losses and other allocations of the Company allocated to, and distributions of cash made to, a class of Members shall be allocated among the respective members of such class in proportion to their respective Capital Contributions.

Section 8.6 Return of Members’ Capital Contributions.  All Members shall look solely to the assets of the Company for the return of their respective Capital Contributions or any other distributions with respect to their Company interests.  If the assets remaining after payment or discharge, or provisions for payment or discharge, of its debts and liabilities are insufficient to return the Capital Contributions or to make any other distributions to the Members, no Member shall have any recourse against the personal assets of any other Member for that purpose.  No Member shall have any obligation to fund any deficit in his Company Capital Account.

ARTICLE IX

DISSOLUTION AND TERMINATION

Section 9.1 Dissolution.

(a) The Company shall be dissolved upon the occurrence of any of the following events:

(i) upon the entry of a decree of judicial dissolution under the Act; or

(ii) upon the withdrawal of the last remaining Member subject to the right of the personal representative of the last remaining Member to continue the Company; or

(iii) upon a determination made by the Managing Member with the written consent of all of the Members.

(b) The death, retirement, insanity, bankruptcy, or any other event which results in the withdrawal of a Member hereunder shall not dissolve the Company or cause its affairs to be wound up.

Section 9.2 Effect of Filing of Certificate of Cancellation.  Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Certificate of Cancellation is filed with the Secretary or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

Section 9.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.  The Managing Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Managing Member shall, after receiving authorization, (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managing Member may determine to distribute any assets to the Members in kind), (2) allocate any profit or loss resulting from such sales to the Members’ Capital Accounts in accordance with Article VIII hereof, (3) discharge all liabilities of the Members (other than liabilities to Members), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company), (5) discharge any liabilities of the Company to the Members other than on account of their interests in Company capital or profits, and (6) distribute the remaining assets in the following order:

(i) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by the Managing Member.  Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the members shall be adjusted pursuant to the provisions of this Agreement to reflect such deemed sale.

(ii) The positive balance of each Member’s Capital Account as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs, shall be distributed to the Members, either in cash or in kind, as determined by the Managing Member, with any assets distributed in kind being valued for this purpose at their fair market value.  Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b) (2) (ii) (b) (2) of the Treasury Regulations.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b) (2) (ii) (g) of the Treasury Regulations, if any Member has a negative deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Managing Member shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 9.4 Certificate of Cancellation.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Secretary.

Section 9.5 Return of Contribution Non-recourse to Other Members.  Upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE X

BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.

Section 10.1 Books and Records.  The Managing Member shall keep or cause to be kept complete and accurate books and records of the Company (at Company expense) which shall be maintained and be available at the principal office of the Company for examination and copying by any Members, or such Member’s duly authorized representatives, at any and all reasonable times, provided that (a) such inspection shall occur during normal business hours and only after reasonable advance notice to the Managing Member, and (b) the inspecting Member shall be responsible for any out-of-pocket costs or expenses incurred by the Company in making such books and records available for inspection.  The Company may maintain such books and records and may provide such financial or other statements as the Managing Member deems advisable.

Section 10.2 Bank Accounts.  The bank accounts of the Company shall be maintained in such banking institutions as the Managing Member shall determine, and withdrawals shall be made therefrom on such signature or signatures as the Managing Member shall determine.

Section 10.3 Accountants.  The Accountants for the Company shall be such firm of certified public accountants as shall be engaged by the Managing Member on behalf of the Company from time to time.  The Accountants shall review and sign all tax returns of the Company.

Section 10.4 Reports to the Members.  The Managing Member shall cause to be prepared and sent to each Member each year financial statements, including the following:  (a) within 90 days after the close of each fiscal year, annual reports of the Company, including a balance sheet and the related statement of changes in financial position, and (b) annual statements indicating the share of each Member of the net income, net loss, depreciation, gain, loss and other relevant items of the Company for each calendar year for income tax reporting purposes, prepared by the Accountants within 90 days after the close of such calendar year.  The Managing Member shall not incur any liability as a result of a failure to furnish timely any such report if it has acted in good faith with respect to attempting to provide such reports.

Section 10.5 Reporting Year and Accounting Method; Tax Year.  The reporting and fiscal year of the Company shall be the twelve-month period ending December 31.  The books of the Company shall be kept on such basis as the Managing Member determines appropriate.  The tax year of the Company shall be the calendar year.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices.  Any and all notices contemplated by this Agreement shall be deemed adequately given only if in writing and delivered or sent by first class mail, postage prepaid, to the party or parties for whom such notices are intended.  All such notices in order to be effective shall be addressed to the last address of record on the Company books when given by the Managing Member and intended for the Members and to the address of the Company when given by any of the Members and intended for the Managing Member.

Section 11.2 Amendment.  This Agreement may be amended by the Managing Member in any manner in the sole discretion of the Managing Member, without the consent of any Member.

Section 11.3 Word Meanings.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such word appears unless the context otherwise requires.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 11.4 Titles.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5 Binding Provisions.  The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors in interest and permitted assigns.

Section 11.6 Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws of the State.

Section 11.7 Counterparts.  This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by the Managing Member.

Section 11.8 Separability of Provisions.  Each provision of this Agreement shall be considered separable.  If for any reason any provision of this Agreement is determined to be unenforceable, invalid or contrary to any existing or future law, such invalidity and unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 11.9 Integration.  This Agreement, along with the Schedules hereto, reflects the entire understanding of the parties hereto with respect to the subject matter hereof.

Section 11.10 Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations, or this Agreement.

Section 11.11 Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 11.12 Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 11.13 Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

Section 11.14 Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

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IN WITNESS WHEREOF this Agreement has been executed under seal as of the date first set forth above.

MEMBERS:

BERKSHIRE MULTIFAMILY VALUE
FUND-II OP, L.P.,
a Delaware limited partnership

By:           Berkshire Multifamily REIT II GP, L.L.C.,
a Delaware limited liability company
its general partner

By: /s/ David E. Doherty
Name: David E. Doherty
Title: Senior Vice President

BERKSHIRE INCOME REALTY-OP, L.P.
a Delaware limited partnership

By:           BIR GP, L.L.C.,
a Delaware limited liability company
its general partner

By: /s/ Christopher M. Nichols
Name: Christopher M. Nichols
Title:  Senior Vice President

A/74005776.3

Schedule A

Schedule of Capital Contributions

Members	Capital Contribution	Percentage Interest

Berkshire Multifamily Value Fund-II OP, L.P.	As set forth on the Books and Records of the Company from time to time	66.66667%

Berkshire Income Realty-OP, L.P.	As set forth on the Books and Records of the Company from time to time	33.33333%

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Schedule B

Officers of the Company

Name:	Title:
Frank Apeseche	President
David C. Quade	Executive Vice president
David Olney	Senior Vice President
David Olney	Chief Investment Officer
David Doherty	Senior Vice President
Christopher Nichols	Senior Vice President
Stephen Parthum	Vice President
Paul Sevieri	Vice President
David C. Quade	Treasurer
Claire Umanzio	Assistant Treasurer
Mary Beth Bloom	Secretary
David Doherty	Assistant Secretary

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